UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2006

FRONTIER OIL CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	1-7627	74-1895085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Memorial Drive, Suite 600 Houston, Texas	77024-3411
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 688-9600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Omnibus Plan

On February 22, 2006, the Board of Directors (the “Board”) of Frontier Oil Corporation (the “Company”) approved the Frontier Oil Corporation Omnibus Incentive Compensation Plan (the “Omnibus Plan”), subject to shareholder approval at the Company’s annual meeting of shareholders (the “Annual Meeting”). The shareholders of the Company approved the Omnibus Plan at the Annual Meeting held on April 26, 2006.

The Omnibus Plan is a broad-based incentive plan that provides for granting stock options, stock appreciation rights, restricted stock awards, performance awards, stock units, bonus shares, dividend equivalent rights, other stock-based awards and substitute awards to employees, consultants and non-employee directors of the Company. The Omnibus Plan amends and restates the Company’s previously approved 1999 Stock Plan and also includes the Company’s Restricted Stock Plan, which was merged into the Omnibus Plan. All employees, consultants and directors of the Company and its affiliates are eligible to participate in the Omnibus Plan. In general, the Omnibus Plan is administered by the Compensation Committee of the Board.

The maximum number of shares of the Company’s common stock that may be issued under the Omnibus Plan with respect to awards is 6,000,000 shares, subject to certain adjustments as provided by the Omnibus Plan. The 6,000,000 shares authorized include: (i) awards outstanding under the 1999 Stock Plan, the Frontier Oil Corporation Stock Option Plan and the Restricted Stock Plan, (ii) shares remaining available for future grants under these plans and (iii) newly authorized shares to be issued under the Omnibus Plan. However, shares included in the 6,000,000 “share pool” from the prior plans and the shares to be added to the pool because of outstanding awards are subject to adjustments as provided in the Omnibus Plan. Except as provided below, stock-denominated awards, other than options and stock appreciation rights (“SARs”), will be credited or debited on their grant, payment in shares, forfeiture or termination without payment in shares, as the case may be, to the 6,000,000 share pool on the basis of 1.7 shares for each share subject to such share-denominated awards. The full number of shares subject to an option and SAR award will be similarly debited or credited to the 6,000,000 share pool on a 1.0 for 1.0 basis. In addition, any shares used to satisfy a dollar-denominated award, such as a performance award, will reduce the share pool on the basis of 1.7 shares for each share so paid. Stock-denominated awards that are granted to new participants, who join the Company as the result of an acquisition or purchase made by the Company, as replacement awards for prior employer equity awards lost or converted in connection with the acquisition or purchase will not be debited or credited against the 6,000,000 share pool. In addition, upon certain corporate events, such as a stock split, recapitalization, reorganization, spinoff and other similar events, the number of shares available under the Omnibus Plan will be adjusted to appropriately reflect that event. Thus, depending on the type of award granted, whether it is forfeited or paid in shares, and whether or not a corporate event has occurred, the size of the 6,000,000 share pool will be adjusted, with the result that it is possible that a greater or lesser number than 6,000,000 shares may actually be delivered with respect to awards under the Omnibus Plan.

No participant may receive stock-denominated awards with respect to more than 1,500,000 shares in any calendar year. The maximum amount of cash-denominated awards that may be granted to any participant during any calendar year may not exceed $5,000,000. No awards may be granted under the Omnibus Plan after February 22, 2016.

The foregoing description is qualified in its entirety by reference to the Omnibus Plan, a copy of which is filed as Annex A to the Company’s Proxy Statement, filed on March 21, 2006, and is incorporated herein by reference.

Management Incentive Compensation for Fiscal 2006

On February 21, 2006, the Compensation Committee of the Board established the annual performance criteria for the Company’s participating employees and the incentive awards payable to them. The Company granted stock units under the Omnibus Plan to each participant, subject to shareholder approval of the Omnibus Plan. Effective April 26, 2006 when the Omnibus Plan was approved by the shareholders of the Company, each participant was granted stock units under the Omnibus Plan and, based upon the achievement of performance criteria, will receive a specified amount of restricted stock to the extent the pre-established performance criteria are met or exceeded. The maximum shares of restricted stock that each of the Company’s chief executive officer and four most highly compensated executive officers could receive are set forth in the table below.

The foregoing description is qualified in its entirety by reference to the Stock Unit/Restricted Stock Agreement, a copy of which is filed as Exhibit 4.8 to the Company’s Registration Statement on Form S-8, filed on April 27, 2006, and is incorporated herein by reference.

Stock Option Grants

On February 21, 2006, the Compensation Committee of the Board granted stock options under the Omnibus Plan to its executive officers, subject to shareholder approval of the Omnibus Plan. Effective April 26, 2006 when the Omnibus Plan was approved by the shareholders of the Company, the chief executive officer and four most highly compensated executive officers of the Company received the number of stock options set forth in the table below. A form of the Nonqualified Stock Option Agreement used with respect to such grants is filed as Exhibit 4.9 to the Company’s Registration Statement on Form S-8, filed on April 27, 2006, and is incorporated herein by reference.

Name	Title	Maximum Number of Shares of Restricted Stock	Options Granted
James R. Gibbs	Chairman of the Board, Chief Executive Officer and President	99,051	73,988
Michael C. Jennings	Executive Vice President—Chief Financial Officer	29,715	22,196
Paul Eisman	Executive Vice President—Refining & Marketing	33,018	24,663
Jon D. Galvin	Vice President	9,905	7,399
Nancy J. Zupan	Vice President—Controller	9,905	7,399

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OIL CORPORATION

By: /s/ Michael C. Jennings
Michael C. Jennings
Executive Vice President - Chief Financial Officer

Date: May 1, 2006